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                               TO OUR SHAREHOLDERS


Fiscal 2000 was another banner year for Entertainment Properties Trust. Revenues and net income rose to record levels, and we raised our dividend for the third consecutive year. We are particularly proud of these accomplishments in the context of a challenging environment in our primary tenant industry - movie exhibition.

More than 3 years ago at the formation of EPR we defined objectives and articulated a plan for achieving them that we communicated to the financial markets. We talked about acquiring the highest quality properties, diversifying our portfolio, prudently managing our capital structure and keeping our administrative costs low, all in order to maximize value for our shareholders. Now that we have a history, I would like to look back and review with you what I believe is a record of promises kept.


           HONORING OUR COMMITMENT TO ACQUIRE HIGH QUALITY PROPERTIES

Our acquisitions, involving 26 theatre properties, represent the highest quality portfolio of theatre real estate assets in the market. Our theatre assets are composed of all megaplex theatres with stadium seating, the widely acknowledged movie theatre format of the future. Over 90% of the theatres in our portfolio are in the top 10 within their respective markets with over two-thirds of them occupying the #1, 2, or 3 position, and over 50% of those holding the #1 position. And not only do they rank well in their local markets, over half appear in the top 100 grossing theatres in the nation (approximately the top 2% of all theatre locations).

Our theatre properties generated total revenues per screen for our tenants 50% higher than the national average and such productivity translated into an average rent coverage ratio of two times.

Our underwriting of transactions allows us to present to you a portfolio that, despite the financial turmoil in our tenant industry, reflects all rents paid, for all properties, for all periods, in full.
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                   HONORING OUR COMMITMENT TO DIVERSIFICATION

Our portfolio is spread among 17 cities and 12 states from coast to coast and border to border in the continental United States. We have diversified by operator as well and now lease to five different theatrical exhibition companies, as well as six other restaurant or retail operators. AMC proudly remains our largest exhibition tenant but, beyond the properties identified in our IPO prospectus, over 80% of our acquisitions have been with other operators, including Edwards Theatres, Consolidated Theatres, Muvico and Loews Cineplex who now comprise approximately one-third of our portfolio. The only constant in our portfolio has been quality.


       HONORING OUR COMMITMENT TO PRUDENTLY MANAGING OUR CAPITAL STRUCTURE

We have operated with a capital structure that reflects our credibility with the capital markets, as well as a knowledge and sophistication in accessing the market, particularly in challenging times. In addition to our initial public offering of $274 million, we have completed significant capital market transactions including:

-    $200 million revolving credit facility (1998)
-    $105 million debt financing (1998)
-    $20 million secondary equity offering (1999)
-    $21 million debt financing (2000)
-    $18 million debt financing (2000)
-    $125 million private placement bond offering (2001)

Our debt structure now consists of entirely fixed rate debt with an approximate average annual rate of 7.6%, and we have only entered into financing transactions where there has been a clear use of funds that is valuation accretive.

                   HONORING OUR COMMITMENT TO COST EFFICIENCY

Our administrative cost is one of the lowest in the REIT industry averaging under 4.5% of revenues since our inception and under 3.5% for our most recently completed year. We have been and continue to be faithful to our promise of economic efficiency in our operating expenses.


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                        HONORING OUR COMMITMENT TO VALUE

Finally, we have worked to translate all of the preceding into solid financial results. Our performance reflects a compound annual growth of 25% in revenues, 12% in funds from operations (FFO) per share and 5% in the annual dividend amount. In addition, our stock has delivered a return of over 20% for the last 12 months including dividends and has seen an increase in price alone of nearly 30% since the beginning of 2001.

We are proud of our record, and along with this retrospective I want to thank all the members of the EPR team including our Board of Trustees who, as a result of their capabilities and dedication, have made it all happen. We look forward to continuing to build EPR as the premier company in our focused real estate niche.

Thank you for your continued support.









DAVID M. BRAIN
President and Chief Executive Officer